AMENDMENT NO. 4, dated as of July 28, 2006 (this “Amendment”), to the Second Amended and Restated Credit Agreement dated as of February 23, 2005, as amended as of April 22, 2005, June 3, 2005 and November 25, 2005 (as further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. (“Holdings”), CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “CCI Borrower”), CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC., a Delaware corporation (the “TXU Borrower” and together with the CCI Borrower, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”), CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, COBANK, ACB, as documentation agent (in such capacity, the “Documentation Agent”), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch (“CSFB”), and DEUTSCHE BANK SECURITIES INC., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and CSFB and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

WHEREAS, Section 9.08(b) of the Credit Agreement provides that the Borrowers may, with the consent of the Requisite Lenders, amend the Credit Agreement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments. The Credit Agreement is hereby amended effective as of the date hereof as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in alphabetical order:

“Amendment No. 4 Effectiveness Date” means the date upon which each of the conditions set forth in Section 3 of Amendment No. 4 is satisfied.

“New Term D Loans” means up to $45,000,000 (reduced by an amount equal to the amount by which cash on hand used to consummate the Providence Repurchase exceeds $12,000,000) aggregate principal amount of Incremental Term Loans borrowed by the Borrowers on the Amendment No. 4 Effectiveness Date as contemplated by Section 2.21 of the Credit Agreement.

“Providence Repurchase” means the repurchase on or prior to August 15, 2006 of common stock of Holdings for aggregate cash consideration not to exceed $57,000,000 which shall be funded from (x) cash on hand of up to $20,000,000 and (y) the balance by a borrowing of the New Term D Loans.

(b) Section 1.01 of the Credit Agreement is hereby amended effective as of the Amendment No. 4 Effectiveness Date by deleting the definition of “Applicable Rate” contained therein and replacing it with the following:

“Applicable Rate” means, for any day, (i) with respect to Term D Loans, (A) in the case of ABR Loans, 1.00% per annum, and (B) in the case of Eurodollar Loans, 2.00% per annum, and (ii) with respect to Revolving Loans, the applicable rate per annum set forth in the table below (x) under the caption “ABR Loans Spread,” in the case of ABR Loans, and (y) under the caption “Eurodollar Loans Spread,” in the case of Eurodollar Loans, in each case based upon the Total Net Leverage Ratio as of the most recent determination date:

Total Net Leverage Ratio	ABR Loans Spread	Eurodollar Loans Spread

>4.75 to 1.0	1.50%	2.50%

<4.75 to 1.0

>4.0 to 1.0	1.25%	2.25%

<4.0 to 1.0

>3.50 to 1.0	1.00%	2.00%

<3.50 to 1.0	0.75%	1.75%

For purposes of such calculation of the Applicable Rate with respect to Revolving Loans on and after the Trigger Date, (i) the Total Net Leverage Ratio shall be determined as of the end of each Fiscal Quarter of Holdings’ Fiscal Year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Net Leverage Ratio. If at any time the Borrowers have not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as the Borrowers have provided the information required under Section 5.01(a) or (b). Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.”

(c) Section 1.01 of the Credit Agreement is hereby amended by replacing the word “and” at the end of clause (a)(v) in the definition of “Consolidated EBITDA” with “,”, inserting the word “and” at the end of clause (a)(vi) and inserting a new subclause (vii) as follows:

(vii) fees and expenses in connection with the Providence Repurchase and the borrowing of the New Term D Loans

(d) Section 1.01 of the Credit Agreement is hereby amended by deleting clause (g) of the definition of “Consolidated EBITDA” and replacing it with the following:

(g) plus (x) the first $15.0 million of other expenses relating to the integration of the Acquired Business incurred after the Effective Date, during the 2004 Fiscal Year and the 2005 Fiscal Year, (y) up to $1.0 million of billing integration costs in connection with the 2006 Fiscal Year, up to $0.5 million of billing integration costs in the 2007 Fiscal Year, up to $2.0 million of severance costs in the 2006 Fiscal Year and up to $1.5 million of severance costs in the 2007 Fiscal Year and (z) up to $750,000 of one-time costs in the 2006 Fiscal Year in connection with Sarbanes-Oxley compliance, in each case, as specified in reasonable detail in the Compliance Certificates delivered pursuant to Section 5.01 for the applicable periods within such Fiscal Years,

(e) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Excess Subject Payment Amount” in its entirety and replacing it with the following:

“Excess Subject Payment Amount” means, for any Fiscal Quarter, the amount by which the amount of Subject Payments in such Fiscal Quarter exceeded the sum of (x) (A) $11,875,000 for any Fiscal Quarter ending on or prior to June 30, 2006 or (B) $10,410,000 for any Fiscal Quarter ending after June 30, 2006 plus (y) the amount of pro rata dividends paid on shares of Class A Common Stock of Holdings reserved for issuance on the Restatement Effective Date under Holdings’ restricted share plan.

(f) Section 6.07 of the Credit Agreement is hereby amended by deleting the reference to “and” at the end of clause (xi), replacing the “.” at the end of clause (xii) with “; and” and inserting a new clause (xiii) as follows:

(xiii) so long as no Default has occurred and is continuing or would result therefrom, at any time on or after March 31, 2006 the Borrowers may make Restricted Payments to Holdings and Holdings may make Restricted Payments in an amount not to exceed $57,000,000 in order to consummate the Providence Repurchase.

Section 2. Consent. The Requisite Lenders hereby consent to the prepayment of interest on the Term D Loans on the date of the Borrowing of the New Term D Loans (even if such date is not the last day of the Interest Period applicable to the Term D Loans), together with any amounts due pursuant to Section 2.17 of the Credit Agreement.

Section 3. Effectiveness. This Amendment will become effective upon receipt by the Administrative Agent of:

(a) executed signature pages hereto from the Requisite Lenders under and as defined in the Credit Agreement and each of the other parties listed on the signature pages hereto.

(b) a supplement to the Credit Agreement signed by the Administrative Agent and the other parties to the Credit Agreement providing for the New Term D Loans and lender addendums from one or more Lenders who have agreed to provide the New Term D Loans.

(c) an officers’ certificate of the Borrowers’ stating that on the Amendment No. 4 Effectiveness Date no Default has occurred and is continuing under the Credit Agreement and the representations and warranties made by each Loan Party set forth in Article III of the Credit Agreement and in the other Loan Documents are true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date).

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC.,

as Co-Borrower By:	/s/ Steven L. Childers

Name:	Steven L. Childers
Title:	Chief Financial Officer
CONSOLIDATED COMMUNICATIONS, INC.,
as Co-Borrower
By:	/s/ Steven L. Childers

Name: Steven L. Childers Title: Chief Financial Officer

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By: /s/ Steven L. Childers

Name:	Steven L. Childers
Title:	Chief Financial Officer
CITICORP NORTH AMERICA, INC.,
as Administrative Agent
By:	/s/ Hector Guenther

Name: Hector Guenther Title: Vice President

,

as a Lender

By:

Name:

Title: